SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2009

SIONIX CORPORATION
(Exact name of Company as specified in Charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

3880 East Eagle Drive
Anaheim, California 92807
(Address of Principal Executive Offices)

(714) 678-1000
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

The following discussion provides only a brief description of the documents described below. The discussion below is qualified in its entirety by the full text of the documents.

From June 5 to June 26, 2009, the Registrant borrowed a total of $240,000 in principal amount from Steel Pier Capital Advisors and Steel Pier Capital Fund, LP.  The loans are evidenced by four promissory notes (the “Notes”) with principal amounts ranging from $40,000 to $75,000.  As consideration for the loans, the Registrant issued a total of 500,000 shares of common stock to Steel Pier Capital Fund, LP. The Notes accrue interest at the rate of 10% per annum until the principal amount and all accrued interest is repaid.  There is no prepayment penalty associated with the Notes.

The Notes mature upon the earlier of: (i) two business days after the receipt of funds from Mourant Cayman Corporate Services LTD or any other financing or investment source to the Registrant; (ii) two business days after receiving funds from Innovative Water Equipment, Inc.; or (iii) July 7, 2009.

Upon an event of default, the holder of a Note may accelerate the Note and declare all amounts due under the Note to be due and payable.  An event of default is defined as (i) any failure to pay any amount of principal or interest when due; (ii) commencement of a voluntary bankruptcy proceeding, consent to relief in any involuntary bankruptcy proceeding, consent to the appointment of a receiver or similar official, or making a general assignment for the benefit of its creditors; or (iii) entrance into an order or decree under bankruptcy law that (a) is for relief in any involuntary case or proceeding, (b) appoints a custodian for any substantial assets or property, or (c) orders the winding up or liquidation of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2009

SIONIX CORPORATION

By:	/s/ Rodney Anderson
Rodney Anderson, Chief Executive Officer